EXHIBIT 10.56 (a)

LOAN AGREEMENT

Section 1 Parties

The Parties to this Agreement are as follows:

1.1	China Construction Bank Sichuan Branch (“Lender”) Legal address: #86 Tidu Street, Chengdu, Sichuan Authoritative Representative: Zhao Fugao

1.2	Leshan-Phoenix Semiconductor Company LTD (“Borrower”) Legal Address: #27 West Renmin Street, Leshan, Sichuan Legal Representative: William Meder

Section 2 Definitions and Interpretation

Wherever used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

2.1	“This Agreement” means this Loan Agreement (Reference number: (2003) (01) )

2.2	“Shareholders’ Loan Documents” means the loan agreement entered into by and between Borrower and SCI (as defined below) on or about April 1, 2001, as amended on or about August 1, 2002, and the related Promissory Note with an original principal amount of $63,292,094.11dated August 1, 2002 with a maturity date on December 31, 2004 executed by Borrower as borrower of funds from SCI.

2.3	“SCI” means Semiconductor Components Industries, LLC, a limited liability company formed and existing under the laws of Delaware, U.S.A., being the parent company of SCG which is a shareholder of Borrower.

2.4	“SCG” means SCG (China) Holding Corporation, a company incorporated and existing under the laws of Delaware, U.S.A., being a subsidiary of SCI and a shareholder of Borrower.

2.5	“Mortgaged Assets” means the fixed assets owned by Borrower and provided to Lender, as security for purposes of assuring the repayment of the Loan hereunder, as specifically listed in the Mortgage Agreement.

2.6	“Assets Evaluation Report” means the report on the evaluation of the Mortgaged Assets having been issued by Sichuan Xinde Assets Appraisal Company on November 24, 2003.

2.7	“Loan Documents” means this Agreement and the Schedules hereto.

2.8	“LIBOR” means the London inter-bank offering rate provided by the Telerate Service or any other services that display such rate and published by the British Bankers’ Association (BBA) on 11:00 AM (London time).

2.9	“Draw-down Date” means the date when the Loan hereunder is deposited into a bank account opened and maintained by Borrower at the Leshan Sub-Branch of China Construction Bank.

2.10	“Insurance Company” means the insurance company which issues the insurance policies for the Mortgaged Assets.

2.11	“Insurance Policy” means the insurance policy purchased by Borrower from the Insurance Company to cover the Mortgaged Assets.

2.12	“Insurance Proceeds” means the compensation paid by the Insurance Company in the event the occurrence of any insured risk regarding the Mortgaged Assets pursuant to the Insurance Policy.

2.13	“Third Party” means any party other than Lender and Borrower.

2.14	“ICBC Loan Documents” means the loan facility entered into on November 17, 2000 between Borrower and Industrial and Commercial Bank of China, Sichuan Branch, and related documents including the foreign exchange loan contract, Renminbi (“RMB”) loan contract and mortgage contract between the same parties entered into on or about November 17, 2000.

2.15	“Articles of Association” means the current Articles of Association of Borrower.

2.1.6	“Joint Venture Contract” means the current Joint Venture Contract of Borrower.

2.17	“Disbursement Notice” means a written notice sent by Lender, allowing Borrower to immediately draw the Loan hereunder.

2.18	“Business Day” means a working day which is not a national holiday day in China.

2.19	“Loan” means the total Forty Eight Million ($48,000,000) US Dollars loan facility Borrower borrows from Lender hereunder, including the Tranche A, being Twenty Four Million ($24,000,000) US Dollars and Tranche B, being Twenty Four Million ($24,000,000) US Dollars.

Section 3 Background and Purposes

3.1	The Shareholders’ Loan Documents reflect that as of August 1, 2002 Borrower owed $63,292,094.11 to SCI with a maturity date on December 31, 2004.

3.2	From August 1, 2002 to the execution date of this Agreement, Borrower has made partial principal payments to SCI of US$15,292,093 under the Shareholders’ Loan Documents and Borrower currently owes SCI a remaining principal balance of approximately US$48,000,001.11. Borrower intends to borrow from Lender the Loan to repay SCI the remaining principal balance owed under the Shareholders’ Loan Documents less approximately US$1.00.

3.3	For the purpose of specifying the rights and obligations between Borrower and Lender and promoting mutual benefits, Borrower and Lender have reached the following agreements according to the Contract Law of China and other related applicable laws and regulations.

Section 4 Currency, Amount and Usage of the Loan and Interest Payment

4.1	The currency of the Loan under this Agreement shall be US Dollars.

4.2	On the terms and subject to the conditions of this Agreement, Lender agrees to lend to Borrower:

(a)	the Tranche A, being US$24,000,000 (Twenty Four Million US Dollars); and

(b)	the Tranche B, being US$24,000,000 (Twenty Four Million US Dollars).

Except for the Loan set forth above, Lender has no obligation to grant additional loans or make any other financial support to Borrower.

4.3	The proceeds of the Loan shall be drawn-down in one lump sum. Borrower shall notify Lender of the Draw-down Date immediately after its receipt of the Notice of Disbursement from Lender after the Pre-conditions to Disbursement set forth in Section 6 have been fulfilled.

4.4	The Loan under this Agreement shall only be used to repay the debt under the Shareholders’ Loan Documents described in Section 3.2.

4.5	Borrower shall pay interest on the Loan in accordance with the following provisions:

4.5.1	Interest on the Loan shall accrue from day to day, being prorated on the basis of a 360-day year for the actual number of days in the relevant interest period. The interest for the Loan shall be calculated and paid on a quarterly basis, and each interest period shall include the first day within such interest period but exclude the last day of that interest period.

4.5.2	The interest rate for the Loan shall be, for each interest calculation period, six (6) month LIBOR published on the 20th day of the last month in the previous quarter plus 150 BPs per annum, being 6 Months LIBOR plus 1.5%.

4.5.3	Subject to Section 4.5.4, the interest payment dates shall be the 20th day of the last month within each quarter.

4.5.4	The first interest payment date hereunder shall be the 20th day of the last month within the quarter on which the Draw-down Date falls, and the last interest payment date shall be the date when the Loan is completely paid off.

4.6	Disbursement of the Loan hereunder, and all payments of principal, interest, and any other fees due to Lender under this Agreement shall be made through China Construction Bank, Leshan Sub-branch.

4.7	If Borrower wishes to adjust the foregoing floating interest rate into a fixed interest rate, Borrower shall apply to Lender for implementing such adjustment.

Section 5 Representations and Warranties

5.1	Borrower represents and warrants that:

5.1.1	It is a company duly incorporated and validly existing under the laws of China and has the corporate power to sue or defend a case in court, and to enter into, observe and perform its obligations under this Agreement.

5.1.2	As of the date when this Agreement is executed, it is not a party to any litigation, arbitration or administrative proceedings the outcome of which will reasonably be expected to have a material adverse effect on performance of its obligations under this Agreement.

5.1.3	It is not a party to or bound by any loan contract with any other financial institution or any Third Party except for the Shareholders’ Loan Documents and the ICBC Loan Documents.

5.1.4	Its fixed assets are not subject to any security interest, including, without limitation, mortgage, pledge, deposit, and lease, except for these security interests arising out of the ICBC Loan Documents.

5.1.5	All information and materials provided by Borrower to Lender relating to the execution and performance of this Agreement is complete, true and up-to date in all material aspects.

5.1.6	No present contract entered into by Borrower with any Third Party has a material adverse effect on Borrower’s ability to perform its obligations under this Agreement.

5.1.7	Neither the execution nor performance of this Agreement violates any term or provision of the Joint Venture Contract or Articles of Association or any internal regulations of Borrower.

5.1.8	It is not in violation of any law, regulation or ruling, and no judgment or order or similar punishment has been issued which has or is likely to have any materially adverse effect on Borrower’s business prospects or financial condition or make it improbable for Borrower to observe or perform its obligations under this Agreement.

5.2	If any of the foregoing representations and warranties is proved untrue or misstated in a material way, Borrower shall be deemed in default and shall be liable to Lender therefor.

Section 6 Pre-conditions to Disbursement

6.1	Within Three (3) Business Days of receiving the following documents Lender shall issue the Disbursement Notice to Borrower to notice Borrower that Borrower may draw down the Loan the following day, unless the documents provided by Borrower do not comply with the applicable laws and regulations and the provisions agreed to herein;

6.1.1	a copy of Borrower’s valid business license, Joint Venture Contract and Articles of Association;

6.1.2	the Loan Documents duly signed by Borrower and Lender;

6.1.3	an Assets Evaluation Report;

6.1.4	mortgage registration certificates properly evidencing the registration of the mortgage over the Mortgaged Assets;

6.1.5	a copy of the Insurance Policy (including, evidence of payment of the premium) Borrower purchased hereunder, under which Lender is the primary beneficiary for the Mortgaged Assets and the Commitment Letter among Lender, Borrower and the Insurance Company to such effect.

6.1.6	documents indicating that Borrower has, pursuant to this Agreement, opened a foreign currency account and its basic Renminbi settlement account with Lender;

6.1.7	a board resolution of Borrower authorizing the execution and performance of this Agreement;

6.1.8	a letter of comfort from SCI indicating that SCI will continuously support Borrower’s development;

6.1.9	a copy of the approval from the State Administration of Foreign Exchange, Sichuan Branch with respect to the remittance of the proceeds of the Loan overseas for the purpose thereof as provided herein.

Section 7 Terms and Repayment of the Loan

7.1	The term of the Loan hereunder shall be:

7.1.1	The term of the Tranche A loan under this Agreement shall be ten (10) years, starting from the Draw-down Date.

7.1.2	The term of the Tranche B loan under this Agreement shall be three (3) years, starting from the Draw-down Date.

7.1.3	Before the Tranche B loan hereunder becomes due, Borrower may apply for an extension of the term thereof. If, after its examination, it is satisfied with Borrower’s financial condition, Lender will enter into a supplementary agreement with Borrower permitting extension of the Tranche B loan, which shall provide that Borrower shall repay the principal of the Tranche B loan over three (3) years in equal installments on a quarterly basis with all other terms and conditions hereunder remaining the same.

7.1.4	Borrower shall provide to Lender a thirty (30) Business Days’ notice for any extension of the Tranche B loan term prior to its maturity date, if Borrower intends to apply for extension of the Tranche B loan. Lender shall inform Borrower of its consent or denial in writing within twenty (20) Business Days after receiving such notice for extension from Borrower.

7.2	Repayment of Principal

7.2.1	Repayment of the principal of the Tranche A loan shall be made in accordance with the Schedule of Principal Repayment attached hereto as Schedule 1.

7.2.2	Subject to Section 7.1.3 above and Section 7.3 below, the principal of the Tranche B loan shall become due and be paid in a lump sum payment on or before its maturity date.

7.3	Prepayment

7.3.1	Notwithstanding Section 7.2 above, Borrower shall have the right, but not the obligation, to prepay all or any part of the principal of the Loan upon a thirty (30) Business Days’ notice to Lender, which shall specify the amount and date regarding the prepayment as well as which Tranche the prepayment amount is to be applied to. For a partial prepayment, such prepayment shall be in an amount not less than US$1,200,000.

7.3.2	Total or partial prepayment of the Loan is not subject to any prepayment fee, penalty or additional interest to Lender. Borrower undertakes not to prepay the Loan within One (1) year of the Draw-down Date. Any principal amount of the Loan prepaid under this Agreement may be re-borrowed at the discretion of Lender.

7.3.3	Notwithstanding Section 7.2 above, Borrower shall have the discretion to decide to which Tranche loan the amounts prepaid under this Section is to be applied to. Borrower shall specify in writing to which Tranche loan the prepayment amount is to be applied.

7.3.4	Any amount prepaid to the Tranche A loan shall be applied to the outstanding principal of the Tranche A loan in the chronological order of maturity thereof as set forth in the Schedule of Principal Repayment.

7.3.5	If Borrower notifies Lender of its intent to prepay any amount of the principal of the Loan, it shall make such prepayment as notified to

Lender. Lender shall be entitled to a fee equal to 2% of the amount of the Loan to be prepaid if Borrower fails to make such prepayment.

Section 8 Default Interest

8.1	Lender shall serve Borrower a notice five (5) Business Days in advance before any payment of the principal or interest of the Loan becomes due (including all or partial principal and interest which are declared due and payable by Lender upon prematuring by acceleration). If Borrower fails to make such payment on the due date, Borrower shall pay, in respect of the amount of such payment due and unpaid, an annual interest at the rate of 150 BPs plus the original interest rate, in effect from the due date of such payment until the date of actual payment. Such default interest shall be payable on each interest payment date in each quarter following such failure of payment.

Section 9 Particular Covenants

9.1	Borrower makes the following particular covenants:

9.1.1	Affirmative Covenants: Borrower shall actively perform the following obligations:

(1)	Borrower shall open all bank accounts necessary for its business with Lender except that it may maintains a RMB settlement account, a foreign currency settlement account, and for the purposes of the loan under ICBC Loan Documents, a principal and interest payment account with the Industrial and Commercial Bank of China, Leshan Branch;

(2)	Borrower shall use the Loan hereunder according to the provisions hereunder and not for any other purpose;

(3)	Upon a reasonable notice from Lender, Borrower shall permit representatives of Lender to visit any of the premises where the business of Borrower is conducted, without interruption to the business of Borrower, so as to obtain information about Borrower’s business and financial condition;

(4)	Borrower shall promptly notify Lender in writing as soon as it becomes a party to any litigation, arbitration or administrative proceedings, with a claim against Borrower for more than RMB 2.0 million. Such notice shall describe the nature of such proceedings;

(5)	Borrower shall provide Lender with other means of security acceptable to Lender in the event that the Mortgaged Assets are damaged or destroyed by any uninsured act of Borrower under the Insurance Policy;

(6)	Borrower shall promptly notify Lender if (i) Borrower ceases its operation, (ii) Borrower’s registration or business license is cancelled, (iii) its legal representative or a senior management member commits illegal activities, or (iv) its operation confronts serious difficulties and its financial condition becomes worsen, provided that such event or condition has or may reasonably be expected to have a material adverse effect on Borrower’s ability to perform its obligations hereunder.

(7)	Borrower shall actively enhance business cooperation with Lender in all fields;

(8)	The ratio between the RMB and foreign currency settlements carried out by Borrower with Lender and such settlements with all banks shall not be lower than that of the ratio between the Loan and all loans of the Borrower with all banks. Lender shall, however, charge Borrower fees at preferential rates based on China Construction Bank headquarters’ standard rates which comply with regulations of People’s Bank of China

(9)	Capital and debt management and use of financial derivatives by Borrower shall be carried out through Lender, as long as Lender charges reasonable fees;

(10)	At the end of each month, the average period of the account receivables arising out of sales of Borrower’s products to SCI and its affiliated companies shall not exceed thirty (30) days;

(11)	Borrower shall conduct its business in accordance with laws and regulations of China and normal business practice;

(12)	Borrower shall, within Fifteen (15) of the end of each month, deliver to Lender copies of its complete financial statements for the such month and copies of its annul audited financial statements by an internationally recognized auditing firm within Five (5) Business Days of its receipt thereof but no later than the last day of the month of May; and

(13)	Borrower shall promptly provide to Lender such necessary information as Lender may from time to time request from Borrower about Borrower’s business operation and the status of the Mortgaged Assets.

9.1.2	Negative Covenants. Borrower shall not take the following acts without the prior written consent of Lender, which consent shall not be unreasonably withheld; Lender shall provide its decision of consent or disagreement (with proper explanation) in writing within ten (10) days of Borrower’s written notice of its intent to take such acts:

(1)	change the business scope as set forth in its business license;

(2)	revise the Joint Venture Contract or Articles of Association in any manner which would be inconsistent with the provisions of this Agreement;

(3)	change the pricing principles of its products as currently adopted by Borrower;

(4)	borrow any new loan from any Third Party after the Draw-down Date which will cause Borrower to owe an outstanding debt as a result of such loan exceeding US$4.8 million. However, any borrowings from SCI, SCG or any of their parent, subsidiary or other affiliates overseas and any borrowings to be used for the purchases of equipment and development of additional facilities for the Wafer Fab project are hereby excepted and excluded from such prior approval by Lender. Borrower should give Lender the priority right for borrowings for such purchases and development.

(5)	pay any dividends to its shareholders before all amounts owing to Lender, for the same quarter in which the dividends will be paid, have been paid in full;

(6)	create or permit to exist any security interest in favor of any Third Party over the Mortgaged Assets;

(7)	enter into any agreement or similar arrangement to guarantee all or any part of any financial or other obligation of any Third Party;

(8)	undertake or permit any merger, division or reorganization;

(9)	sell, transfer, give away as gift or otherwise dispose of any Mortgaged Assets; and

(10)	file a bankruptcy application in court.

Section 10 Mortgage

10.1	To ensure that Borrower is capable of repaying the principal and paying the interest provided in this Agreement, Borrower agrees to grant Lender a mortgage on the fixed assets set forth in the List of Mortgaged Assets which is an Annex of the Mortgage Agreement attached hereto as Schedule 2.

10.2	The value of the Mortgaged Assets shall be determined pursuant to the Assets Evaluation Report.

10.3	Within ten (10) Business Days after this Agreement becomes effective, Borrower shall deliver to relevant authoritative agency where the Mortgaged Assets are located documents necessary for registration of the mortgage

10.4	Specified provisions regarding the mortgage are set forth in the Mortgage Agreement attached hereto as Schedule 2.

10.5	As Borrower duly makes payment of principal and interests, Lender will, when requested by Borrower in writing, release such quantity of the unreleased Mortgaged Assets, not more frequently than once every six (6) months, for a value corresponding to the amount of the Loan having been paid by then. Upon any prepayment by Borrower of the principal of the Loan amounting to Two Million and Four Hundred Thousand US Dollars (US$2,400,000) or more, however, Lender shall promptly release the Mortgaged Assets proportionate to the amount of the prepaid Loan.

Section 11 Insurance

11.1	Borrower shall insure the Mortgaged Assets and always keep them insured with the Insurance Company recognized by Lender and name Lender as the primary beneficiary of the Insurance Policy therefor.

11.2	While Lender’s security interests in the Mortgaged Assets duly exist, Borrower shall punctually pay any premium and fulfill any obligations necessary for effecting and maintaining in force the Insurance Policy and deliver to Lender copies of the relevant insurance documents evidencing continuous insurance over the Mortgaged Assets during the term of the Loan.

11.3	Any Insurance Proceeds paid by the Insurance Company to Lender not exceeding RMB 4.0 million shall be returned by Lender to Borrower upon its receipt thereof from the Insurance Company. The use of any Insurance Proceeds exceeding such amount shall be determined through discussion between Borrower and Lender.

11.4	Borrower shall comply with the provisions of the Insurance Policy and shall not vary or cause a material change to the Insurance Policy unless it obtains Lender’s prior written consent, which shall not be unreasonably withheld.

11.5	Borrower shall notify Lender of the following events:

11.5.1	occurring of any insured risk;

11.5.2	changes of the Insurance Contract, including, without limitation, changes of the coverage of risks insured, and the amounts of the coverage, the assets insured and other terms of the Insurance Contract.

11.5.3	change of the Insurance Company;

Section 12 Fees

12.1	Borrower shall bear and pay the following fees incurred related to the execution of this Agreement:

12.1.1	fees incurred for evaluation of the Mortgaged Assets;

12.1.2	fees incurred for registration of the Mortgaged Assets;

12.1.3	relevant legal fees;

12.1.4	notarization fees, and

12.1.5	stamp duty Borrower is required to pay under relevant laws.

In the event where Lender pays a fee on Borrower’s behalf which Borrower is required to pay herein, Lender will provide official receipts and other documents as Borrower may request showing such payment for reimbursement by Borrower

12.2

Borrower shall be liable to Lender for a total penalty of only an amount equal to 1% of that part of the Loan which has not been drawn down within twenty (20) Business Days after the date of the issuance of the Disbursement Notice. Lender shall waive such penalty, however, if Borrower draws down such part of the Loan within Forty (40) Business Days of the date of the issuance of the Disbursement Notice, and Borrower shall, instead, only be liable for the interest as specified in Section 4.5.1 and Section 4.5.2 for the days of such delay. After such Forty (40) days, Lender shall be discharged of its obligation to allow Borrower to draw down such part of the Loan not drawn down by Borrower.

12.3	Except otherwise provided herein, Lender shall not charge Borrower any other fees.

Section 13 Events of Default

13.1	It shall be an event of Borrower’s default if:

13.1.1	Borrower fails to pay any part of the principal of the Loan hereunder or any interest on the Loan when due hereunder;

13.1.2	Borrower fails to observe or perform any of its covenants made in Section 9 of this Agreement, except for Section 9.1.1(7)-(13).

13.1.3	any representation or warranty made in Section 5 of this Agreement is found to be materially incorrect;

13.1.4	Borrower institutes proceedings in a court seeking to be adjudicated bankrupt or insolvent;

13.1.5.	A final and enforceable judgment or arbitration award is rendered by a court or arbitration tribunal with competent jurisdiction under which Borrower is held liable for an amount exceeding Five Million US dollars (US$5.0 million) and the discharge of which will have a material effect on Borrower’s ability to perform its obligations of this Agreement; and

13.1.6	Borrower fails to pay any premium or renew the Insurance Policy as required in Section 11.2 of this Agreement.

Notwithstanding the above, it shall only be an event of default with respect to any of the above listed events, if after written notice of the event from Lender, the event continues uncured for a period of thirty (30) days from the date of the receipt of the notice by Borrower. During this 30-day period, Lender may cease to make disbursement of the Loan hereunder.

13.2	If any event of default mentioned above occurs, Lender may:

13.2.1	declare all outstanding principal of the Loan due and payable immediately and require Borrower to repay such amount of the Loan hereunder and all interest having accrued thereon.

13.2.2	if an event of default provided for in 13.1.1 and 13.1.4 occur and Borrower fails to pay off the outstanding amount of the Loan due and payable pursuant to Section 13.2.1 within ninety (90) days of the declaration under Section 13.2.1, Lender is entitled to sell the Mortgaged Assets to repay the Loan hereunder, withholding an equal amount deposited in accounts maintained by Borrower at Lender through proper action in court.

13.2.3	If, after this Agreement becomes effective and all the Pre-conditions specified in Section 6 hereunder have been fulfilled including the receipt of the Disbursement Notice, Borrower does not borrow the Loan, Borrower shall pay to Lender liquidated damages in an amount equal to 1% of the total principal of the Loan hereunder.

13.3	It shall be a Lender’s default:

13.3.1	If, after this Agreement becomes effective and all the pre-conditions specified in Section 6 hereunder have been fulfilled including the delivery of the Disbursement Notice, Lender fails to make disbursement of the Loan hereunder to Borrower, Lender shall pay to Borrower liquidated damages in an amount equal to 1% of the total principal of the Loan hereunder.

Section 14 Miscellaneous

14.1	Borrower and Lender agree to maintain the confidentiality of the Information (as defined below), except that such may be disclosed (a) to its and its affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know the same, (b) to the extent requested and/or required by any regulatory authority, applicable laws or regulations or by any subpoena, suit or similar legal process, (c) with the prior consent of the other party or (d) to the extent the Information becomes publicly available or non-confidential. For the purposes of this Section, the term “Information” means the contents of the Loan Documents, and all information received from Borrower relating to Borrower or its businesses (other than any such information that is available to Lender on a non-confidential basis).

14.2	This Agreement shall remain effective from the date when it becomes effective until the date when Borrower has repaid in full the Loan hereunder and interest accrued on it.

14.3	Any Schedule to this Agreement is an integral part of this Agreement and shall have the same force as this Agreement does. However, any termination, rescinding or change of any Loan Documents other than this Agreement shall not affect the validity or force of this Agreement.

14.4	The Schedules of this Agreement include: (1) the Schedule of Principal Repayment; (2) the Mortgage Agreement;

14.5	Any amendment to any provision of this Agreement and/or other Loan Documents shall not be effective or valid unless Borrower and Lender agree in writing.

14.6	Without prior written consent of Lender, Borrower shall not assign any of its rights or obligations hereunder, in whole or in part, to any Third Party.

14.7	This Agreement shall become effective when duly signed by the legal or duly authorized representatives of both Lender and Borrower and sealed by the parties hereto

14.8	Any dispute arising out of or relating to the execution or performance of this Agreement shall first be resolved through negotiations between Borrower and Lender. If the negotiations fail to reach a resolution, either party may bring a legal action in the court with proper jurisdiction in the venue where Lender is located.

14.9	This Agreement constitutes the whole agreement between Borrower and Lender concerning the Loan transaction hereunder and shall replace any other oral or written agreements or understandings reached between the parties through discussions before this Agreement is executed.

14.10	All communications to be given or made under this Agreement shall be in writing. Such communications shall be made to the party’s address specified below.

14.10.1	If to Lender:
Attention: Mr. Dai Hulin
Address: #86 Tidu Street, Chengdu, Sichuan
Post code:
Telephone:
Fax:

14.10.2	If to Borrower:
Attention: Zhang Jing
Address: #27 West Renmin Street, Leshan, Sichuan
Post code:
Telephone:
Fax:

14.11	This Agreement shall be executed in both English and Chinese; both versions shall be equally authentic and shall have the same legal effect. If there is any discrepancy between the two (2) versions, the Chinese version shall control.

14.12	This Agreement is executed in ten (10) originals in the English language and ten (10) originals in the Chinese language, and each party shall retain two (2) originals of each language.

14.13	This Agreement, the rights and obligations of Lender and Borrower hereunder and any claim or dispute relating thereto, shall be governed by and construed in accordance with the laws of the People’s Republic of China.

14.14	This Agreement is executed on December 12, 2003 in Chengdu, Sichuan Province.

Lender: China Construction Bank, Sichuan Branch (Seal)

Authorized Representative: /S/ WU MINHAO
Wu Minhao

Borrower: Leshan-Phoenix Semiconductor Company LTD (Seal)

Legal (or duly authorized) Representative: /S/ H. F. LEE
H. F. Lee

Schedule of Principle Repayment (Tranche A)

Currency: USD

Scheduled time	Date	Reimbursed principle	Principle balance
1	3/20/2004	1,200,000.00	22,800,000.00
2	6/20/2004	1,200,000.00	21,600,000.00
3	9/20/2004	1,200,000.00	20,400,000.00
4	12/20/2004	1,200,000.00	19,200,000.00
5	3/20/2005	1,200,000.00	18,000,000.00
6	6/20/2005	1,200,000.00	16,800,000.00
7	9/20/2005	1,200,000.00	15,600,000.00
8	12/20/2005	1,200,000.00	14,400,000.00
9	3/20/2006	1,200,000.00	13,200,000.00
10	6/20/2006	1,200,000.00	12,000,000.00
11	9/20/2006	1,200,000.00	10,800,000.00
12	12/20/2006	1,200,000.00	9,600,000.00
13	3/20/2007	342,857.00	9,257,143.00
14	6/20/2007	342,857.00	8,914,286.00
15	9/20/2007	342,857.00	8,571,429.00
16	12/20/2007	342,857.00	8,228,572.00
17	3/20/2008	342,857.00	7,885,715.00
18	6/20/2008	342,857.00	7,542,858.00
19	9/20/2008	342,857.00	7,200,001.00
20	12/20/2008	342,857.00	6,857,144.00
21	3/20/2009	342,857.00	6,514,287.00
22	6/20/2009	342,857.00	6,171,430.00
23	9/20/2009	342,857.00	5,828,573.00
24	12/20/2009	342,857.00	5,485,716.00
25	3/20/2010	342,857.00	5,142,859.00
26	6/20/2010	342,857.00	4,800,002.00
27	9/20/2010	342,857.00	4,457,145.00
28	12/20/2010	342,857.00	4,114,288.00
29	3/20/2011	342,857.00	3,771,431.00
30	6/20/2011	342,857.00	3,428,574.00
31	9/20/2011	342,857.00	3,085,717.00
32	12/20/2011	342,857.00	2,742,860.00
33	3/20/2012	342,857.00	2,400,003.00
34	6/20/2012	342,857.00	2,057,146.00
35	9/20/2012	342,857.00	1,714,289.00
36	12/20/2012	342,857.00	1,371,432.00
37	3/20/2013	342,857.00	1,028,575.00
38	6/20/2013	342,857.00	685,718.00
39	9/20/2013	342,857.00	342,861.00
40	12/20/2013	342,861.00	0.00